EXECUTION COPY

BRANCH PURCHASE AGREEMENT

BY AND BETWEEN

INTEGRA BANK NATIONAL ASSOCIATION,
a National Banking Association

AND

UNITED COMMUNITY BANK,
a Federally-chartered savings association

TABLE OF CONTENTS

ARTICLE I BRANCH PURCHASE AGREEMENT	1
1.1 Time, Place and Manner of Closing.	1
1.2 Purchase of Assets	2
1.3 Assets Not Sold	4
1.4 Assumption of Liabilities	5
1.5 Liabilities Not Assumed	6
1.6 Safe Deposit Business.	6
1.7 Documentation of Assumption	7
1.8 Transfers	7
1.9 Assumption Subject to Certain Terms	7
1.10 Purchaser's Actions at Closing	7
1.11 Seller's Actions at Closing	8
1.12 Estimated Payment	9
1.13 Adjusted Payment.	10
1.14 Pro-Rata Adjustment of Income and Expenses.	11
1.15 Allocation of Purchase Price	12
1.16 IRAs	12
ARTICLE II ADDITIONAL OBLIGATIONS OF PURCHASER AND SELLER	13
2.1 Regulatory Approvals.	13
2.2 Full Access	14
2.3 Confidentiality	14
2.4 Conversion of Accounts; Transfer and Delivery of Assets and Liabilities.	14
2.5 Post-Closing Delivery of Loan Files and Recording and Assignment Matters; Retention of and Access to Files Following the Closing Date.	15
2.6 Safekeeping	17
2.7 Employees.	17
2.8 Notification to Branch Customers.	18
2.9 Payment of Items After the Closing Date	19
2.10 ACH	20
2.11 Loan Payments and Information Received After the Closing Date.	20
2.12 Seller Identification	21
2.13 Indemnification.	21
2.14 Assumption of Risks.	25
2.15 Information Reporting	26
2.16 Restrictive Covenants	26
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER	27
3.1 Corporate Organization	27
3.2 Corporate Authority	27
3.3 Assets.	28
3.4 No Violation	29
3.5 Loans	29
3.6 Deposits	30
3.7 Statements True and Correct	30
3.8 Compliance with Laws	30
3.9 Environmental Matters.	30

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3.10 Taxes	31
3.11 Third-Party Claims	31
3.12 No Broker	31
3.13 Assets	31
3.14 Leases	31
3.15 Limitation of Warranties.	32
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	32
4.1 Corporate Organization	32
4.2 Corporate Authority	32
4.3 No Violation	33
4.4 No Broker	33
ARTICLE V CONDUCT OF BUSINESS PENDING THE CLOSING DATE	33
5.1 Conduct of Business	33
ARTICLE VI CONDITIONS TO PURCHASER'S OBLIGATIONS	35
6.1 Representations and Warranties True	35
6.2 Obligations Performed	35
6.3 Certificate of Compliance	35
6.4 No Adverse Litigation	35
6.5 Regulatory Approvals	35
6.6 No Material Damage	35
6.7 Third Party Consents and Releases	35
6.8 Clear Title	36
ARTICLE VII CONDITIONS TO THE SELLER'S OBLIGATIONS	36
7.1 Representations and Warranties True	36
7.2 Obligations Performed	36
7.3 Certificate of Compliance	36
7.4 No Adverse Litigation	36
7.5 Regulatory Approvals	36
ARTICLE VIII TERMINATION	36
8.1 Methods of Termination	36
8.2 Procedure Upon Termination	37
8.3 Effect of Termination	38
ARTICLE IX MISCELLANEOUS PROVISIONS	38
9.1 Amendment and Modification	38
9.2 Waiver or Extension	38
9.3 Assignment	38
9.4 Survival of Representations and Warranties	38
9.5 Payment of Expenses	38
9.6 Breaches with Third Parties	38
9.7 Addresses for Notices, Etc	38
9.8 Execution of Agreement	39
9.9 Headings	39
9.10 Governing Law	39
9.11 Jury Waiver	40
9.12 Severability	40
9.13 No Third-Party Rights	40

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9.14 Entire Agreement	40
9.15 Real Estate Matters.	40
9.16 Further Assurances	41
9.17 Specific Performance	41
9.18 Press Releases	41

Schedule 1.2(a)(i) – Branch Loans
Schedule 1.2 (a)(ii)- Permitted Loans
Schedule 1.2(a)(i) – Balancing Loans
Schedule 1.2(a)(iv) – Loans with Excluded Servicing Rights
Schedule 1.2(d) – Real Property
Schedule 1.2(e)-Leases
Schedule 1.2(f) – Automatic Teller Machines
Schedule 1.3(e)-Pre-Paid Expenses
Schedule 1.4(f)-Accrued Liabilities
Schedule 2.7(a)-Employees
Schedule 3.11-Third-Party Claims

EXHIBIT A-Form of Assumption Agreement
EXHIBIT B-Form of Bill of Sale
EXHIBIT C-Form of IRA Transfer Documents
EXHIBIT D-Form of Special Deed Warranty

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ARTICLE I

BRANCH PURCHASE AGREEMENT

This BRANCH PURCHASE AGREEMENT (the "Agreement") is made as of the 1st day of February, 2010, between INTEGRA BANK NATIONAL ASSOCIATION, a national banking association, having its principal office in Evansville, Indiana (the "Seller"), and UNITED COMMUNITY BANK, a Federally-chartered savings association having its principal office in Lawrenceburg, Indiana (the "Purchaser"):

WITNESSETH:

WHEREAS, the Seller desires, upon the terms and conditions hereinafter set forth, to sell and assign certain assets of the Seller associated with Seller's branch offices located in Osgood, Milan and Versailles, Indiana (the "Branches") plus certain other loan assets in order to balance (approximately) the consideration for the purchase and assumption transaction contemplated by this Agreement; and

WHEREAS, the Purchaser desires to purchase such assets, and to assume certain deposit and other liabilities of Seller that are associated with the Branches or with the other assets, upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.1          Time, Place and Manner of Closing.

(a)
The consummation of the transactions contemplated under this Agreement (the "Closing") will take place on such date as may be mutually agreed to by the parties as soon as reasonably practicable following (i) the satisfaction, or where legally permitted, the waiver of conditions of all parties to close the transactions contemplated hereby that are set forth in this Agreement, and (ii) the receipt by Purchaser of all required regulatory approvals, and the expiration of all applicable waiting periods specified by the applicable regulatory authority; provided, however, that if the parties do not otherwise agree prior to such date, then the Closing shall be held on the first Friday that is at least two business days but no later than the seventh business day that follows the date as of which all such conditions have been satisfied (or waived) and all such approvals have been received and all waiting periods have expired (the date so fixed, the "Closing Date").

(b)
The Closing shall be held remotely via the electronic exchange of documents and signatures on the Closing Date.  The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) the Closing shall be deemed to have taken place at the executive offices of Seller in Evansville, Indiana.

(c)
Except as expressly otherwise provided herein, the parties agree that the transactions contemplated hereby shall be effective as of the close of business on the Closing Date.  It is the intent of the parties to schedule the Closing on a Friday, after processing Thursday night's business with Purchaser picking up the needed data processing files from Seller on Friday to facilitate the computer conversion.  Unless the parties agree that the conversion of the data processing with respect to the Branches will be performed other than on the weekend immediately following the Closing Date, the Closing Date shall be on a Friday and such conversion will be completed prior to the open of business on the following Monday.

1.2          Purchase of Assets.  The Seller agrees, subject to the terms and conditions of the Agreement, to transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase and receive all rights, title and interest from the Seller as of the close of business on the Closing Date, the following assets (the "Assets") by documentation reasonably satisfactory as to form and substance to Purchaser:

(a)
The loans: (i) of Seller that are attributed to the Branches and are identified on Schedule 1.2(a)(i), (the "Branch Loans"); (ii) loans originated at the Branches between the date of this Agreement and the Closing Date that are “Permitted Loans” as that term is defined in Section 1.2(b)(7) hereof and which will be identified on Schedule 1.2(a)(ii)) hereto; and (iii) those loans of Seller not attributable to the Branches but identified on Schedule 1.2(a)(iii) hereto as balancing loans (the "Balancing Loans") (together, the Branch Loans, the Permitted Loans and the Balancing Loans are referred to as the "Loans") as of the close of business on the Closing Date, together with all servicing rights thereon (subject to Purchaser's right to require that Seller service for it, as Purchaser's agent, those particular Loans identified on Schedule 1.2(a)(iv) as described in Section 2.17 hereof), all security thereon, then booked at or in respect of the Branches, together with accrued interest receivable thereon and associated accrued late fees ("Late Fees") and including the files for each Loan (the “Loan Files”) containing evidence of the notes, leases and/or other evidences of any indebtedness, including without limitation the applicable loan agreements, loan participation agreements and certificates, control agreements, security agreements, mortgages, guarantees, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the Loans (the “Loan Documents”); provided, however, the Loans shall not include any Loans described in Section 1.2(b) below;

(b)	Notwithstanding the provisions of Section 1.2(a), the Loans shall not include the following Loans:

(1)
any Loan which is on a nonaccrual basis as of the Closing Date (which term shall include loans which the collateral securing same has been repossessed or in which collection efforts have been instituted or any Loan upon which insurance has been force-placed);

(2)
any Loan or associated Late Fees that are 60 days or more past due  as of the Closing Date or that have been or become classified consistent with Seller’s past practice regarding loan classifications as “special mention,” “substandard,” “doubtful,” or “loss” (collectively, “Classified”), and remain Classified as of the Closing Date;

(3)	any Loan as to which the borrower has filed a petition for relief under the United States Bankruptcy Code prior to the Closing Date;

(4)	accrued Late Fees on any Loan that are not collected by the Purchaser within 45 days after the Closing Date;

(5)	any Loan resulting from the execution on any letter of credit associated with the Branches as of the date of this Agreement through and including the Closing Date;

(6)	any Loan resulting from credit cards issued by the Seller to customers of the Branches as of the date of this Agreement through and including the Closing Date; and

(7)
any Loan associated with the Branches that is originated between the date of this Agreement and the Closing Date and that is not a Permitted Loan. “Permitted Loans” are Loans made in accordance with Seller’s existing Board-approved lending policies and that do not (except as specifically approved for purchase by Purchaser) exceed $300,000 in principal amount per Loan.

The Purchaser shall have five (5) business days from the Closing Date  to notify the Seller in writing to repurchase any Loan or associated Late Fees which should have been excluded pursuant to Section 1.2(b), but were not excluded.  Upon receiving such notice, the Seller agrees to repurchase any such Loan and refund any associated Late Fees for or in an amount equal to the outstanding principal and interest balance thereof reflected on the closing statement.

(c)
all of Seller's right, title and interest in rights to receive repayment for overdrafts (not older than 45 days as of the close of business on the Closing Date) due to Seller from customer accounts that are associated with the  Deposit Liabilities, as defined by Section 1.4;

(d)
all of Seller's right, title, and incidents of interest in and to the Branches' real property, including buildings and all improvements thereon, and all easements associated therewith, described on Schedule 1.2(d) (the "Real Property");

(e)	all of Seller's rights as lessee under any and all assignable leases of personal property pertaining to or associated with the Branches as listed on Schedule 1.2(e) (the "Leases");

(f)
all of Seller's right, title and interest in and to personal property, furniture, fixtures and equipment (including those full service and cash dispensing automated teller machines (“ATMs”) identified in Schedule 1.2(f) hereto), together with any manufacturers' warranties or maintenance or service agreements thereon which are in effect as of the Closing Date and are assignable to the Purchaser, which are physically located at and used in operation of the Branches and are owned by the Seller (the "Fixed Assets");

(g)
all of Seller's petty cash, ATM cash, off-site ATM cash, teller cash, and vault cash and cash equivalent items maintained at the Branches, and amounts due from depository institutions attributable to the Branches, as of the close of business on the Closing Date;

(h)	all of Seller's rights to the extent assignable in, to and under any vendor single interest insurance or other insurance on collateral transferred to the Purchaser with the Loans;

(i)
all of Seller's rights under safe deposit contracts and leases for the safe deposit boxes located at the Branches, along with all safe deposit stacks in the vault and all keys and combinations thereto and all prepaid rent for any period following the Closing Date; and

(j)
possession (or, in the case of the Loan Files, the right to possession, with physical possession to be obtained in accordance with Section 2.5 following the Closing Date) of all of Seller's records (in whatever form or medium these are maintained by Seller) and original documents (if available) related to the Assets transferred or liabilities assumed by Purchaser hereunder, including but not limited to the Deposit Liabilities;

1.3          Assets Not Sold.  If an asset is not described with particularity by Section 1.2, it shall not be deemed to be an Asset that is purchased or sold under this Agreement.  Without limiting the generality of the foregoing sentence, the following are expressly excluded from the Assets:

(a)	all loans, including accrued interest receivables and associated accrued late fees, arising from credit cards issued by the Seller to customers of the Branches;

(b)
the Seller's trademarks, tradenames, medallion program stamps, signs (excluding signage structures), logos and proprietarily marked stationery, forms, labels, shipping materials, brochures, advertising material and similar property;

(c)	the right of the Seller or its affiliates to receive income relating to annuities or other investment or insurance products sold by Seller to customers of the Branches;

(d)	the non-IRA non-Keogh trust accounts located and administered at the Branches;

(e)	subject to requirements of Section 1.14 of this Agreement, any pre-paid expenses or other assets listed on Schedule 1.3(e) attached hereto and made a part hereof;

(f)	the Seller's rights in and to the routing and transit number of the Branches; and

(g)	any of Seller’s goodwill or other intangible assets.

1.4         Assumption of Liabilities.  The Purchaser agrees that as of the close of business on the Closing Date, subject to the terms and conditions of this Agreement and as consideration for the aforesaid transfer, conveyance and delivery of the Assets to the Purchaser by the Seller, the Purchaser shall (by documentation reasonably satisfactory as to form and substance to Purchaser) pay, perform and assume the following duties, responsibilities, obligations and liabilities (and none other) of Seller (the "Liabilities") that are to be paid or performed by the Seller from and after the close of business on the Closing Date:

(a)
all liabilities and obligations of the Seller relating to the deposit accounts (including deposit accounts of customers held in “individual retirement accounts” or similar accounts created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code, as that term is defined in Section 1.15 hereof, each such account being an “IRA”) that are identified to the Branches as of the close of business on the Closing Date, including any related sweep accounts, whether represented by collected or uncollected funds, including, without limitation, all savings, NOW accounts, checking, money market accounts and certificate accounts together with accrued but unpaid interest payable, attributed on the records of the Branches (the "Deposit Liabilities"); provided however, that Deposit Liabilities shall not include the Excluded Deposits.  “Excluded Deposits” means all of Seller’s obligations and liabilities relating to Seller’s deposit accounts at the Branches which are (a) Brokered Deposits, (b) Excluded IRAs, (c) Keogh accounts, or (d) deposit accounts subject to any order, agreement or encumbrance that materially restricts the payment of funds from such accounts at the Branches. “Excluded IRA” means an IRA which if, pursuant to the terms of the documentation governing any such IRA or applicable law, (a) Seller is not permitted to appoint Purchaser as successor trustee or custodian, or the IRA grantor objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Buyer, or (b) such IRA includes assets which are not deposit accounts subject to transfer to Purchaser and which would result in a loss of qualification of such IRA under the Code or applicable IRS regulations under transfer to Buyer.  “Brokered Deposits” shall mean deposit account obligations originated by third party financial institutions (not Seller) that are sold by such institutions to brokers who in turn sell such deposit account obligations to third parties (such as Seller).

(b)
all of the liabilities and obligations of the Seller under the Loans purchased by Purchaser under this Agreement arising after the close of business on the Closing Date, including funding commitments under the Loans and servicing obligations with respect to the Loans (except with respect to the servicing obligations on the Loans identified on Schedule 1.2(a)(iv) as to which Purchaser shall be entitled to require that Seller service such Loans as Purchaser's agent in accordance with Section 2.17);

(c)	all of the liabilities and obligations of the Seller arising after the close of business on the Closing Date under the Leases, IRAs assumed by Purchaser under this Agreement;

(d)	all safe deposit contracts and leases for the safe deposit boxes located at the Branches as of the close of business on the Closing Date;

(e)	all of the liabilities and obligations of the Seller respecting the Real Property;

(f)	all accrued liabilities relating to the Assets, if any, described by Schedule 1.4(f) attached hereto and made a part hereof; and

(g)
taxes for which the Purchaser is responsible under this Agreement and taxes with respect to the Assets or the Branches for any taxable period (or portion thereof) that begins on or after the Closing Date.

1.5          Liabilities Not Assumed.  If a liability or obligation of the Seller, or any of the Seller’s Affiliates of any kind or nature, known or unknown, contingent or otherwise, is not described with particularity by Section 1.4, it shall not be deemed to be a Liability that is assumed by the Purchaser under this Agreement.  Without limiting the generality of the foregoing sentence, the Purchaser does not assume the following liabilities or obligations of the Seller:

(a)	all Excluded Deposits;

(b)	any liability or obligation arising out of a non-IRA or non-Keogh trust account maintained with the Seller by a customer of the Branches;

(c)	any liability associated with traveler's checks, cashier's checks, or other official bank checks issued by the Seller prior to the Closing Date; and

(d)	any liabilities for past agreements or acts of officers or directors of Seller or liability of Seller under any prior agreement for the sale of loans, and any liabilities identified in Schedule 3.11.

1.6          Safe Deposit Business.

(a)
At the Closing, the Purchaser will assume and discharge the Seller's obligations with respect to the safe deposit business at the Branches in accordance with the terms and conditions of contracts or rental agreements related to such business, and the Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them pursuant to the terms of such contracts.

(b)
At the Closing, the Seller shall transfer the records and keys related to such safe deposit box business to the Purchaser, and the Purchaser shall be responsible for maintaining and safeguarding all such records and keys and for granting access to and protecting the contents of the safe deposit boxes at the Branches.

1.7          Documentation of Assumption.  At the Closing, the Purchaser shall deliver to the Seller an undertaking under which the Purchaser will assume and agree to perform, discharge and pay the Liabilities assumed by the Purchaser pursuant to this Agreement.  An acceptable form of such Assignment and Assumption Agreement is attached as Exhibit A hereto and made a part hereof.

1.8          Transfers.  At the Closing, Seller shall deliver to Purchaser a Bill of Sale in substantially the form of Exhibit B, an Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts in substantially the form of Exhibit C, a special warranty deed conveying each parcel of the Real Property to Purchaser in substantially the form of Exhibit D and such other documents and instruments as Purchaser or its counsel may reasonably request from time to time on or after the Closing Date to transfer the Assets to Purchaser.

1.9          Assumption Subject to Certain Terms.  The Liabilities being assumed by the Purchaser pursuant to this Agreement shall be assumed subject to the terms and conditions of deposit agreed to by the Seller and its customers and any other written agreements relating thereto and the laws, rules and regulations applicable thereto.

1.10          Purchaser's Actions at Closing.  At the Closing, Purchaser shall:

(a)
execute, acknowledge, and deliver to Seller to evidence the assumption of the liabilities and obligations of Seller in connection with the Deposit Liabilities, an instrument or instruments of assumption in the form of Exhibit A;

(b)
receive, accept and acknowledge delivery of the Assets, and (except in the case of  Loan Files for which physical possession may be delivered post-Closing in accordance with Section 2.5 of this Agreement) all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to Purchaser by Seller hereunder (in whatever form or medium such records and documentation are then maintained by Seller) ;

(c)	execute and deliver to Seller such written receipts for the Assets assigned, transferred, conveyed or delivered to Purchaser hereunder as Seller may reasonably have requested at or before the Closing;

(d)	deliver evidence of Governmental Approvals necessary for the consummation of the transactions contemplated hereby;

(e)	pay, if applicable, the amount owing to the Seller under Section 1.12;

(f)	execute and deliver the certificate of compliance under Section 7.3; and

(g)	execute and deliver such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby.

1.11        Seller's Actions at Closing.  At Closing, Seller shall:

(a)	deliver to Purchaser, with respect to any Real Estate owned by the Seller, a duly executed and recordable special warranty deed in substantially the form of Exhibit D hereto;

(b)	assign to Purchaser Seller's rights in and to the Leases, which are assignable and which constitute a part of the Assets;

(c)
deliver (except in the case of Loan Files for which physical possession may be delivered post-Closing in accordance with Section 2.5 of this Agreement) to Purchaser the Assets purchased hereunder which are capable of physical or electronic delivery, and a Bill of Sale in substantially the form of Exhibit B hereto and other instruments of title as Purchaser may reasonably request to vest in Purchaser good and marketable title thereto, free and clear of all encumbrances;

(d)	assign, transfer, and deliver to Purchaser the records and original documents (if available) pertaining to the Deposit Liabilities (in whatever form or medium then maintained by Seller);

(e)
execute and deliver to Purchaser an instrument which shall assign and transfer IRAs attributable to the Branches to Purchaser in substantially the form of Exhibit C hereto and which shall additionally appoint Purchaser as a successor or trustee for such accounts;

(f)	deliver to Purchaser a letter from the Federal Home Loan Bank of Indianapolis (the "FHLBI") releasing any liens that may have been created by Seller that may exist on the Loans;

(g)	deliver to Purchaser a letter from the Federal Reserve Bank of St. Louis (the "FRB") releasing any liens that may have been created by Seller that may exist on the Loans;

(h)
deliver all other records (in whatever form or medium then maintained by Seller) and original documents (if available) related to the Assets transferred to, and the Deposit Liabilities assumed by, Purchaser;

(i)	make available and transfer to Purchaser all funds required to be paid by Purchaser pursuant to the terms of this Agreement;

(j)	pay, if applicable, the amount owing the Purchaser under Section 1.12;

(k)	execute and deliver the certificate of compliance under Section 6.3; and

(l)	execute and deliver such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby.

1.12        Estimated Payment.  At the Closing and subject to the terms and conditions hereof, the Seller shall pay the Purchaser by wire transfer of immediately available funds on the Closing Date an amount (the "Estimated Purchase Price") equal to (a) the Deposit Liabilities as of the close of business on the second (2nd) business day prior to the Closing Date determined in accordance with Section 1.4(a) hereof reduced by (b) the sum of the following items (each to be determined for purposes of calculating the Estimated Purchase Price as of the close of business on the second (2nd) business day prior to the Closing Date): (i) the aggregate unpaid principal balances of the Loans, plus or minus the balances of any transferred escrow accounts; (ii) the net book value of the Fixed Assets as shown on the books and records of the Seller; (iii) the face amount of the petty cash, ATM cash, off-site ATM cash, teller cash, and vault cash and cash equivalent items maintained at the Branches, and amounts due from depository institutions attributable to the Branches determined in accordance with Section 1.2(g) hereof; (iv) the aggregate interest and Late Fees receivable but unpaid on the Loans; (v) the aggregate of the "Appraised Fair Market Value" (as defined by and determined in accordance with Section 9.15(a) of this Agreement) for the Real Property owned by Seller; and (vi) an amount equal to 4.5% of the average balance of the accounts representing the Premium-Based Deposit Liabilities over the period commencing on the date of this Agreement and ending at the close of business on the Closing Date (with such premium to be estimated as of the average figure for the period ended the second (2nd) business day prior to the Closing Date for purposes of the Estimated Purchase Price calculation); such payment formula shall be further adjusted in accordance with Section 1.14.  “Premium-Based Deposit Liabilities” means all of Seller’s obligations and liabilities related to Seller’s deposit accounts at the Branches which are not (a) Excluded Deposits, or (b) time-based Municipal Deposits, the balance of which is increased in amount (excluding interest, dividends, fees, costs and other charges that have been accrued but not paid, credited, or charged to such Municipal Deposits) between the date of this Agreement and the close of business on the Closing Date, but only to the extent of such increase in balance; or (c) time-based Municipal Deposits that are opened between the date of this Agreement and the close of business on the Closing Date.  “Municipal Deposits” shall mean deposits of government units and other public entities.  In the event the preceding formula produces a negative number, the absolute value of such amount shall be paid by the Purchaser to the Seller by wire transfer on the Closing Date and the Seller shall have no obligation to make any payment to the Purchaser on the Closing Date.  The payment formula referred to above is for the sole purpose of determining the amount of cash transferable at the Closing Date and shall not constitute an allocation of the purchase price for the Branches to any particular asset being transferred or liability being assumed.  On the second (2nd) business day before the Closing Date, Seller shall provide to Purchaser an Estimated Purchase Price closing statement (the “Draft Closing Statement”) which reflects the calculation of the Estimated Purchase Price based on that date.

1.13       Adjusted Payment.

(a)
On the fifth (5th) business day after the Closing Date or such earlier date as may be agreed to in writing by the parties (the "Adjustment Payment Date"), subject to Section 1.13 (b), an adjustment payment (the "Adjustment Payment") shall be made either by Seller to Purchaser or by Purchaser to Seller, as appropriate, so as to correct any discrepancy between the amount of the Estimated Purchase Price paid under Section 1.12 and the purchase price recalculated using the values for each Asset and Liability (according to the formula specified by Section 1.12) as of the close of business on the Closing Date (or for the period then ended, as the case may be), such purchase price being referred to as the “Adjusted Purchase Price.”  Seller shall provide a closing statement (the “Final Closing Statement”) which reflects the calculation of the Adjusted Purchase Price and the calculation of any necessary Adjustment Payment relative to the Estimated Purchase Price.  Seller shall also furnish revised final schedules to this Agreement as of the close of business on the Closing Date (or for the period then ended, as the case may be). Seller shall make available to Purchaser and/or its representatives such work papers, schedules and other supporting data as may be requested by Purchaser to enable Purchaser to verify such determinations.

(b)
The Adjustment Payment due to either party pursuant to Section 1.13 shall be binding and payable to the other party by wire transfer in immediately available funds to an account designated by the payee party no later than the fifth (5) business day following the Closing Date, provided that within such five (5) business day period,  Buyer does not dispute the Adjusted Purchase Price.  In the event that Buyer disputes the Adjustment Purchase Price, such dispute shall be resolved in the following manner:

(1)
Buyer shall notify Seller in writing (the “Notice of Disagreement”) of such dispute within five (5) days after Buyer’s receipt of the Final Closing Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the “Disputed Items”).  To the extent that Buyer provides a Notice of Disagreement within such five-day period, all items that are not Disputed Items shall be final, binding and conclusive for all purposes hereunder and the Adjustment Payment for all items other than Disputed Items shall be made by the appropriate party within the five (5) business day period specified above.

(2)
During the five (5) day period following Seller’s receipt of a Notice of Disagreement, Seller and Purchaser shall use commercially reasonable efforts to resolve any Disputed Items.  If and to the extent that, at the end of such five-day period, the parties have reached written agreement with respect to any or all Disputed Items, the Adjustment Payment shall, to that extent, be further adjusted to reflect such written agreement and shall become final and binding upon the parties hereto, and a supplemental payment representing the Adjustment Payment, as so further adjusted, shall by made by the appropriate party with five (5) business days after the date of such written agreement.

(3)
If, at the end of the five-day period specified in subsection (2) above, Purchaser and Seller shall have failed to reach a written agreement with respect to all of such Disputed Items (those Disputed Items that remain in dispute at the end of such period are the “Unresolved Changes”), then Purchaser and Seller shall promptly refer only those Unresolved Changes to a mutually agreeable nationally recognized independent certified public accounting firm (the “Firm”) to make a determination as to the subject matter of the Unresolved Changes.  If Purchaser and Seller fail to agree on a Firm within three (3) days after the end of the five-day period specified in subsection (2) above, the Firm shall be selected by the American Arbitration Association.  The Firm shall issue its written decision as promptly as practicable and in any event within thirty (30) days following the submission of the Unresolved Changes to the Firm for resolution, and such decision shall be final, binding and conclusive on the parties (the “Firm Determination”).  In the event Unresolved Changes are submitted to the Firm for resolution as provided herein, the fees, charges and expenses of the Firm (the “Firm Expenses”) shall be paid by Purchaser and Seller based on the percentages which (x) the difference between the Disputed Amount and the Firm Determination bears to (y) the Disputed Amount (with the smaller percentage being paid by the party whose calculation of the Unresolved Changes was nearer in amount to the Firm Determination).  For example, if Purchaser’s calculation of the Unresolved Changes is $1,000 and Seller’s calculation of the Unresolved Changes is $2,000 (resulting in a Disputed Amount of $1,000) and the Firm Determination is $1,700, then 70% of the Firm Expenses shall be paid by Purchaser and 30% of the of the Firm Expenses shall be paid by Seller.  As used in this subsection (3), “Disputed Amount” means the difference between Purchaser’s and Seller’s respective calculations of the Unresolved Changes and “Firm Determination” means the amount with respect to the Unresolved Changes determined by the Firm in accordance with this subsection (3).

(4)
Following the final determination of the Unresolved Changes, Seller shall immediately pay to Buyer or Buyer shall immediately pay to Seller, as the case may be, by wire transfer of immediately available funds to payee’s account, an amount equal to the difference between the Adjusted Purchase Price (as finally determined giving effect to the Unresolved Changes) and the Estimated Purchase Price (as it may have previously been adjusted), plus interest on any unpaid difference calculated using the Federal Funds Rate on such amount from the Closing Date.

1.14        Pro-Rata Adjustment of Income and Expenses.

(a)
Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account and own the Assets (and all rights associated therewith) until the close of business on the Closing Date, and that Purchaser shall operate the Branches, own the Assets and assume the Liabilities (and all rights associated therewith) for its own account from and after the close of business on the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated on a per diem basis as of the close of business on the Closing Date, and shall be settled between Seller and Purchaser as of the Closing Date or as of the date set forth in Section 1.13(b)(4).  Items of proration will be handled as an adjustment to the Estimated Purchase Price and the Adjusted Purchase Price, unless otherwise agreed by the parties hereto.

(b)
For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i)  all rents, utility payments, safety deposit box fees, real and personal property taxes and similar items of income and expense relating to the Assets, (ii) insurance premiums payable by Purchaser to the FDIC attributable to insurance coverage for the Deposit Liabilities for the assessment period that includes the Closing Date; (iii) fees for customary annual or periodic licenses or permits; (iv)  and other prepaid items of income and expense, in each case as of the close of business on the Closing Date.  Notwithstanding the foregoing, if accurate arrangements cannot be made as of the Closing Date, or as of the date set forth under Section 1.13(b)(4), for any of the foregoing items of proration, the parties shall apportion the charges for the foregoing items on the basis of the bill therefor for the most recent billing period prior to the Closing Date and shall make appropriate adjustments as soon as reasonably practicable thereafter. Any unearned noninterest income associated with the Branches, except as  specifically provided in this Agreement, shall also be adjusted pro rata between the parties as of the close of business on the Closing Date.  Any expense relating to the Branches which arises on and after the close of business on the Closing Date will be paid by the Purchaser.

1.15       Allocation of Purchase Price.  The purchase price paid and liabilities assumed by the Purchaser pursuant to this Agreement shall be allocated on an allocation schedule to be agreed upon by the Purchaser and the Seller within five business days after the Closing Date.  This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Purchaser and the Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and any regulations thereunder, and the allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060.

1.16        IRAs.  With respect to Deposit Liabilities in IRAs (that are not Excluded IRAs), the Purchaser shall be responsible, at Purchaser's expense (and the Seller will use its reasonable best efforts to cooperate with the Purchaser in doing so) in taking any action reasonably necessary to accomplish either the appointment of the Purchaser as successor custodian or the delegation to the Purchaser (or to an affiliate of the Purchaser) of Seller’s authority and responsibility as custodian of all such IRAs, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with the Purchaser in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If, notwithstanding the foregoing, as of the Closing Date, the Purchaser shall be unable to retain Deposit Liabilities in respect of an IRA, such Deposit Liabilities shall be deemed to be an Excluded IRA for purposes of this Agreement.

ARTICLE II
ADDITIONAL OBLIGATIONS OF PURCHASER AND SELLER

2.1          Regulatory Approvals.

(a)
The Purchaser shall, within fifteen (15) business days following the date of this Agreement, use its best efforts to prepare and file all applications, as required by law, with the appropriate federal and/or state regulatory authorities for approval to purchase the Assets and assume the Liabilities of the Seller being assumed hereunder, to establish a branch at the location of the Branches and to effect in all other respects the transactions contemplated hereby (the "Governmental Approvals").  Within three (3) business days of such request, Seller agrees to furnish Purchaser with all financial information relating to the Branches, as of December 31, 2009, as Purchaser reasonably requests in connection with the preparation of the applications referred to above.  The Purchaser agrees to (i) make draft copies of the applications (except for any confidential portions thereof) available to the Seller and its counsel prior to filing, (ii) prepare the applications in a diligent manner and on a priority basis, (iii) request confidential treatment by the appropriate federal and/or state regulatory authorities of all non-public information submitted in the applications, (iv) provide the Seller and its counsel promptly with a copy of the applications as filed (except for any confidential portions thereof) and all notices, orders, opinions, correspondence and other documents with respect thereto, and (v) use its best efforts to obtain all Governmental Approvals.  The Purchaser and the Seller agree to cooperate and use their best efforts to obtain all consents and approvals of all third parties and to consummate the transactions contemplated by this Agreement.

(b)
The Seller shall, as soon as is practicable, notify the proper regulatory authorities of its intent to terminate operation of the Branches and to consummate the transactions contemplated hereby and thereafter shall (i) comply with the normal and usual requirements imposed by such authorities applicable to effectuate such transactions and (ii) use its best efforts to obtain any required permission of such regulatory authorities to cease operating the Branches.

2.2          Full Access.  The Seller shall afford to the officers and authorized representatives of the Purchaser, upon prior notice, access to the properties, books and records related to the Branches in order that the Purchaser may have full opportunity to make reasonable investigations, at the Purchaser's sole expense, at reasonable times without interfering with the Branches' normal business and operations, of the affairs of the Seller related to the Branches, and the officers of the Seller shall promptly furnish the Purchaser with such additional financial and operating data and other information as to its business and properties at the Branches as the Purchaser may, from time to time, reasonably request and as shall be available including, without limitation, information required for inclusion in all governmental applications necessary to effect the transactions contemplated hereby.  The Seller shall also afford to the officers and authorized representatives of the Purchaser access to the employees of the Seller in accordance with Section 2.7 hereof.  The Purchaser shall indemnify the Seller from and against all costs, damages, claims and liabilities, including reasonable attorneys fees, arising out of the negligence of the Purchaser or its agents or employees in conducting such investigations.  Nothing in this Section 2.2 shall be deemed to require the Seller to breach any obligation of confidentiality or to reveal any proprietary information (other than with respect to the Assets and the Liabilities), trade secrets or marketing or strategic plans.

2.3          Confidentiality.  Each of the parties will hold, and will cause its officers, directors, employees and agents to hold, in strict confidence and not disclose to any other person or entity without the prior written consent of the other party (a) the terms of this Agreement and (b) all information received by the Purchaser from or with respect to the Seller in connection with this Agreement and the transactions contemplated hereby, except such information (i) as may be otherwise publicly available otherwise than through the wrongful dissemination of such information by the Purchaser or its officers, directors, employees or agents, (ii) as may be required to be disclosed by applicable law, or (iii) as is required to obtain the Government Approvals.  The Seller and the Purchaser agree that neither shall make any public announcement or public comment in any form whatsoever regarding this Agreement or the transactions contemplated herein without obtaining the prior approval of the other party.

2.4          Conversion of Accounts; Transfer and Delivery of Assets and Liabilities.

(a)
The Seller shall assist the Purchaser, in ways to be mutually agreed upon by the Seller and the Purchaser, in preparing the Purchaser's data processing system to receive the transferred accounts.  Such assistance shall include delivery of the following data files at Seller's expense (each additional run of a data file will be provided by Seller to Purchaser upon reasonable notice for a fee of $2,500 to be paid by Purchaser to Seller for each such additional data file):

(i)
As soon as practicable following the date of this Agreement, the Seller shall deliver to the Purchaser on either (a) 8 mm cartridge tape, or (b) 1/2 inch reel to reel 9 track 6250/1600 BPI tape, or (c) CD, or (d) FTP data file using either an ACHII or EBCDIC format.  The preferred method is (c) or (d) containing all pertinent data and descriptive information relating to the Deposit Liabilities and the Loans (the "Compatible Data File");

(ii)	One additional updated Compatible Data File will be delivered (at no additional charge) to the Purchaser by the Seller prior to the Closing Date upon request;

(iii)
On the Closing Date, the Seller shall deliver to the Purchaser a final Compatible Data File, which Compatible Data File shall constitute the Seller's records maintained as of and current through the close of business on the Closing Date with respect to the Deposit Liabilities and the Loans; and

(iv)	The Seller shall deliver to the Purchaser trial balance reports with each Compatible Data File delivered pursuant to this Section 2.4(a).

(b)
The Seller will deactivate all ATM machines maintained at the Branches in connection with the Closing in order to facilitate the conversion process in accordance with a timeline to be mutually agreed between Purchaser and Seller.  All existing ATM and Debit Cards will be deactivated and must be reissued by the Purchaser immediately prior to the computer conversion.  The Seller shall also remove all hard drives of the personal computers at the Branches in connection with the Closing on an agreed upon schedule.

2.5          Post-Closing Delivery of Loan Files and Recording and Assignment Matters; Retention of and Access to Files Following the Closing Date.

(a)
Not later than five business days following the Closing Date, Purchaser or its designee may pick up at Seller’s principal offices in Evansville, Indiana, the Loan Files and the Loan Documents (reasonably organized and cataloged), in the medium (including imaged documents) then maintained by Seller; provided, however, that Purchaser understands that the FRB and the FHLBI may each take approximately 30 days to return to Seller original Loan Documents pertaining to Loans now pledged to the FRB or the FHLBI by the Seller as collateral security for advances made to Seller by either of them (but to be released on the Closing Date), and that Purchaser shall arrange for physical delivery of such original Loan Documents to Purchaser when and as received by Seller from the FRB and the FHLBI;

(b)
Promptly after the execution of this Agreement, Purchaser shall provide Seller in writing with the exact name to which the Loans are to be endorsed, or whether any Loans should be endorsed in blank. Not later than five business days following the Closing Date (except with respect to those items as Purchaser shall reasonably request be delivered in advance of such date, which items Seller shall use its best efforts to deliver at or immediately after the Closing Date), Seller shall complete such endorsements and deliver the Loan Documents, along with assignments of real property security instruments in recordable form and assignments of financing statements, in a form reasonably satisfactory to Purchaser, including, but not limited to the following:

(i)
For each of the Loans, a notice of transfer of Loan in form reasonably satisfactory to Purchaser's counsel as otherwise required by any legal requirement, informing each borrower under each of the Loans of the transfer of the Loans and related servicing to the Purchaser;

(ii)
For each of the original notes, an endorsement (made pursuant to a label adhered to the note or pursuant to a separate allonge), in form reasonably satisfactory to Purchaser's counsel or as otherwise required by any legal requirement, which states “Pay to the order of United Community Bank, without recourse”;

(iii)
For each of the Loans, an assignment for the Loan Documents and related rights and liens, in form reasonably satisfactory to Purchaser's counsel or as otherwise required by any legal requirements with all blanks appropriately completed; and

(iv)
For each of the Loans, one or more UCC-3 Assignments of Financing Statements to be filed with the Secretary of State where each borrower is formed or domiciled and/or in the county where each real property is located, as applicable, evidencing the assignment to Purchaser of all Seller’s right, title and interest in and to any security interests in personal property and fixtures created by the Loan Documents and held by Seller which are in effect on the Closing Date.

(c)
Seller shall take all such reasonable actions as requested by Purchaser to assist Purchaser in (i) obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Loan sold on the Closing Date in favor of Purchaser or its designated assignee as secured party, or (ii) notifying other banks or financial institutions in respect of the transfer or assignment of any participation agreement with respect to Loans, or (iii) otherwise transferring of record or beneficially the interests of Seller in Loans or the collateral therefor. Any such action shall be the responsibility of Purchaser and at Purchaser’s sole expense, and Purchaser shall reimburse Seller for all reasonable third party costs incurred in connection therewith.

(d)
The Purchaser agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of account and records of the Branches referred to in this Agreement for the joint benefit of itself and the Seller, and that it will permit the Seller or its representatives, at any reasonable time and at the Seller's expense, to inspect, make extracts from or copies of, any such files, books of account or records as the Seller shall deem necessary of the files, books of accounts of records of the Branches prior to the Closing Date.

(e)
In the event that some of the Seller's records concerning the Deposit Liabilities cannot reasonably be segregated from the Seller's records regarding accounts not transferred pursuant to this Agreement, the Seller will not deliver such records to the Purchaser but will preserve and safely keep such records for as long as may be required by applicable law.  For a period of thirty-six (36) calendar months after the Closing Date, the Seller shall provide reasonable research and account history services related to any such records to the Purchaser at the Purchaser's request.  Such services shall be provided without fee or charge to Purchaser.  Such services do not include information required to be provided by the Seller under Section 2.15.  Following such 36-month period, the Seller will permit the Purchaser or Purchaser's representatives, at reasonable times and at the Purchaser's expense, to inspect, make extracts from or copies of such records which relate to the Deposit Liabilities.

2.6          Safekeeping.  The Seller agrees to transfer and deliver to the Purchaser on the close of business on the Closing Date all safe deposit box contents, including without limitation, securities, papers, valuables and other items (collectively, "Safekeeping Items"), held by the Seller in safekeeping for its customers at the Branches, together with all records, keys, combinations, codes, etc., relating thereto (in whatever form or medium then maintained by the Seller).  The Purchaser agrees to assume, honor and discharge, after the Closing Date, the duties and obligations of the Seller with respect to such Safekeeping Items and shall be entitled to any right or benefit arising from such safekeeping business after the Closing Date.  The Purchaser agrees to execute on the Closing Date a receipt for such Safekeeping Items in a form reasonably satisfactory to Purchaser.

2.7          Employees.

(a)
The employees of Seller assigned to the Branches, including regular part-time employees and employees then on vacation, sick leave, temporary leave of absence for medical purposes or on short-term disability (the "Employees") as of January 25, 2010, are listed on the attached Schedule 2.7(a).  Seller shall introduce Purchaser to the Employees as soon as practicable after the execution of this Agreement.  Subject to review of such information as Purchaser may request of such Employees and interviews with the Employees, Purchaser shall determine which Employees to whom it shall make an offer of employment.  Any Employees who receive such an offer and accept it are referred to as "Transferred Employees."

(b)
Seller shall be responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities with respect to wages and benefits paid to each such Employee for periods ending on or prior to the close of business on the Closing Date.

(c)
Purchaser shall grant service credit to each Transferred Employee for his or her service with the Seller on or before the Closing Date (including service credited by the Seller as a successor in interest by merger) for purposes of determining the Transferred Employee's eligibility to participate and vested rights (but not for purposes of benefit accrual) in any pension, thrift, profit-sharing, life insurance, disability, or other employee benefit plan or program now in effect or hereafter maintained by or on behalf of Purchaser and with regard to any medical benefit plan covering Purchaser's employees.  There shall be an open enrollment period for the Transferred Employees who have been employed by Seller for a period of more than twelve (12) months without regard to any preexisting conditions of such Transferred Employees or their dependents, consistent with the requirements of the Health Insurance Portability and Accountability Act of 1996.

(d)
Prior to the Closing Date, Seller shall afford the officers and authorized representatives of Purchaser access to the Employees for interviews and training purposes, at Purchaser's sole expense, at reasonable times without interfering with the Branches' normal business and operations.

(e)
Seller shall comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), for all of Seller's former employees and other qualifying beneficiaries for whom COBRA qualifying events occurred before or coincident with the Closing Date, and Purchaser shall have no responsibility for any such coverage.

(f)
Purchaser shall not assume any accrued vacation or sick days, severance benefits, or other benefits owed to any Employee by Seller as of (and including) the Closing Date.  Seller shall pay the Transferred Employees any such benefits to which they are entitled through the close of business on the Closing Date, except for any accrued, but unused, sick days.  In determining the length of a Transferred Employee's vacation benefits for years after 2010, Purchaser shall treat the Transferred Employee's service with Seller as if it were service with Purchaser.

(g)
Any (i) Employee of Seller who does not become a Transferred Employee (other than by reason of a refusal of such Employee to accept an offer of employment with the Purchaser on terms not substantially less favorable to Employee than Employee's present terms of employment with Seller), and (ii) any Transferred Employee who is terminated by Purchaser (other than for cause) within six months after the Closing Date shall be entitled to receive from Purchaser a payment in the nature of severance based on years of service with Seller, equal to one week of base pay for each full year of such service, subject to a minimum of two weeks and a maximum of 26 weeks, which payment shall be made within thirty (30) days following such termination of employment.

2.8          Notification to Branch Customers.

(a)
The Purchaser shall at such time as shall be mutually agreeable to Purchaser and Seller prepare and mail a letter (to each borrower having a Loan or depositor whose Deposit Liabilities are expected to be assumed by Purchaser) informing such customer of the nature of such transaction and the continuing availability of services to be provided by the Purchaser in the Branches after the Closing Date.  The Purchaser shall make available the form of any proposed letter to customers of the Branches to Seller for its comment a reasonable time in advance of printing and mailing the letter.

(b)
The Purchaser shall, at its own cost and expense, cause to be printed deposit tickets, checks, coupon books, withdrawal orders and all other requisite banking transactional forms for all accounts which constitute Deposit Liabilities and mail or make available within five (5) calendar days after the Closing Date such deposit tickets, checks, coupon books, withdrawal orders and other forms to each customer having such an account, each such document to be encoded with Purchaser's identification numbers and to be accompanied by Purchaser's letter, in form and substance satisfactory to Seller, advising that, from and after the Closing Date, such newly issued deposit tickets, checks, coupon books, withdrawal orders and other forms are to be used instead of the corresponding existing documents of Seller with respect to the customer's deposit account maintained at the Branches, and that any such existing documents of Seller are to be destroyed.

(c)
The Purchaser shall take any other actions required by law or regulation to notify customer or depositors of the Branches or residents of the communities in which the Branches are located of the transfers and assumptions occurring pursuant to this Agreement.  The out-of-pocket and other  costs of the mailings required by of this section shall be borne by Purchaser.

2.9          Payment of Items After the Closing Date.  Following the Closing Date:

(a)
The Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to the Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors related to the Deposit Liabilities, whether drawn on the checks, withdrawal or draft forms provided by the Seller or by the Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of the Seller with respect to the balances due and owing to the depositors with respect to whom the Purchaser has assumed the Deposit Liabilities.  The Purchaser's obligations hereunder to honor checks, drafts and withdrawal orders on forms provided by the Seller and carrying its imprint (including name and transit routing number) shall not apply to any such check, draft or withdrawal order presented to the Purchaser more than sixty (60) days following the Closing Date.

(b)
If any of such depositors, instead of accepting the obligation of the Purchaser to pay the Deposit Liabilities, shall demand payment from the Seller for all or any part of any such Deposit Liabilities, the Seller shall not be liable or responsible for making such payment.

(c)
After the Closing, the Seller shall be and have the rights and obligations of a "Collecting Bank" or "Intermediary Bank" under Article 4 of the Uniform Commercial Code (including the right to chargeback dishonored items) as then in effect in Indiana with respect to items drawn on the accounts transferred which are received by the Seller for processing.  Items received for processing against the Deposit Liabilities shall be grouped and delivered to the Purchaser within the time limits provided by the Uniform Commercial Code in a special cash letter separately identified as "Transferred Accounts Cash Letter." For purposes of paying the Purchaser's obligations to the Seller under this Section 2.9, the Purchaser will establish a settlement account with the Seller at the Closing Date in a collected amount equal to $100,000, which amount will be maintained by the Purchaser for a period of sixty (60) days following the Closing Date, against which will be (i) debited the checks, returns and items hereafter referred to in this sentence and (ii) charged amounts in accordance with Section 2.9(c) hereof to provide, among other things, for the settlement by the Purchaser of checks, returns and items which are presented to the Seller within sixty (60) days after the Closing Date and which are drawn on or chargeable to accounts transferred to the Purchaser.  After the expiration of the 60-day period following the Closing Date, the Seller will dishonor checks, drafts or withdrawal orders drawn on the Deposit Liabilities unless the Seller and the Purchaser mutually agree to extend the 60-day period and extend the provision for a settlement account as necessary.  The Purchaser agrees to arrange for the transportation directly and pay the expenses of transporting from the Seller to the Purchaser all checks, drafts, orders of withdrawal, cash letters, magnetic tapes and other items related to the Seller's receipt of items relating to the Deposit Liabilities after the Closing Date.  These transportation expenses may be charged against the settlement account of the Purchaser.

(d)
The Purchaser agrees to pay promptly to the Seller (i) an amount equivalent to the amount of any checks, drafts or withdrawal orders credited by the Seller before the Closing Date to such transferred account that are returned to the Seller unpaid after the Closing Date, and (ii) for a period not to exceed thirty (30) days from the Closing Date, an amount equivalent to the amount of any checks, drafts or withdrawal orders credited by the Seller after the Closing Date to such transferred account that are returned to the Seller unpaid after the Closing Date.  Upon receipt thereof, the Seller shall immediately forward any such check, draft or other item to the Purchaser, and subject to the time limitations referenced herein, the Purchaser shall remit to the Seller the amount of any such item(s).

2.10        ACH.  As soon as practicable following the Closing Date, the Purchaser will notify all Automated Clearing House ("ACH") originators effecting debits or credits to the accounts of the Deposit Liabilities of the transactions contemplated by this Agreement.  For a period of 60 days beginning on the Closing Date, Seller will honor all ACH items related to accounts of Deposit Liabilities which are mistakenly routed or presented to Seller.  Seller will make no charge to Purchaser for honoring such items, and will use its best efforts to transmit to Purchaser via facsimile, by 10:00 a.m. each day or as soon as practicable thereafter, each day's ACH data that is to be posted that day.  Items mistakenly routed or presented after the 60-day period may be returned to the presenting party.  Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller.

2.11        Loan Payments and Information Received After the Closing Date.

(a)
In order to enhance the transition of the Loan payment collection process after Closing, the Purchaser agrees, at its cost and expense, to notify each Loan debtor in writing, within five (5) calendar days after the Closing Date, of the Purchaser's assumption of the Loan and that the debtor should make payments on the Loan directly to the Purchaser rather than making payment to the Seller.  When giving such notice, the Purchaser shall furnish each debtor with a new coupon book for the Loan.

(b)
The Seller agrees that for the first 60 days following the Closing Date, it shall forward promptly (which shall mean delivery electronically and/or by an overnight courier service at Seller's expense) to the Purchaser:

(i)
any payments which are received by the Seller on or after the Closing Date that relate to the Loans and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to the Seller; and

(ii)	any notices or other correspondence received on or after the Closing Date that relate to the Loans or other Assets.

(c)
For a period of 60 days following the Closing Date, the Seller shall have the right to chargeback any dishonored Loan payment to the extent that it has collected and credited such Loan payment for payment on the Loan account.

2.12        Seller Identification.  On the Closing Date, the Purchaser shall substitute its name and logo for the name and logo of the Seller on all signs at the Branches and shall be entitled to remove all signs which carry the name and logo of the Seller.  The Seller agrees, at its own expense, to remove from the premises as promptly as practicable after the Closing Date any such signs so removed by the Purchaser.  The Purchaser agrees to replace promptly all written or electronic materials bearing the Seller's name and/or logo used in the ordinary course of business, including stationery and forms, with written or electronic materials bearing the Purchaser's name and/or logo, including without limitation, new coupon books for Loans.

2.13        Indemnification.

(a)
Indemnification by Both Parties in Respect of Representations and Warranties; Survival; Deductible and Cap.  Purchaser, on the one hand, and Seller, on the other hand, mutually agree to indemnify and hold each other (and each other's respective employees, officers, directors, agents and affiliates) harmless from, and to reimburse each other promptly for, any and all losses, liabilities, damages, expenses and other costs (including court costs, costs of investigation and reasonable attorneys' fees) ("Losses") that one party may suffer as the result of the material breach by the other party of any representation or warranty of that other party set forth in this Agreement; provided, however, that:

(i)
the representations and warranties of the parties shall survive only until the first anniversary of the Closing Date and no indemnification claim shall be brought unless a request for such indemnification has been made within such period of survival, except that (i) the representations and warranties set forth in Sections 3.1 and 4.1, respectively (Corporate Organization) and in Sections 3.2 and 4.2, respectively (Corporate Authority) shall survive indefinitely (the "Fundamental Representations") (such time period is referred to as the "Survival Period") (for the avoidance of doubt, the parties hereto specifically intend that the statutes of limitations applicable to claims with respect to each of the representations and warranties be superseded and replaced by the relevant Survival Period);

(ii)
all of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is (i) waived in writing by the party entitled to such performance;

(iii)
unless otherwise specified by this Agreement. there shall be no liability for Seller or Purchaser under this Section 2.13(a) unless the amount of Losses incurred by an indemnified party exceeds $25,000 in the aggregate (the "Deductible Amount"), provided that, once exceeded, the Deductible Amount is recoverable along with all other amounts for damages by an indemnified party; and

(iv)	an indemnifying parties’ liability to an indemnified party under this Section 2.13(a) shall be limited to the aggregate amount of $1,000,000 (the "Indemnification Cap").

Notwithstanding the foregoing under this Section 2.13(a), no Deductible Amount will be required to be met and there will be no Indemnification Cap for any Losses related to breach of Fundamental Representations, intentional misrepresentation, fraud or willful misconduct.

(b)
Indemnification by Seller.  In addition to the indemnification provided by Section 2.13(a), and for the avoidance of doubt, not subject to the Deductible Amount or Indemnification Cap specified by Section 2.13(a), Seller shall indemnify, hold harmless and defend Purchaser (and its employees, officers, directors, agents and affiliates) from and against any and all Losses arising out of any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings (public or private)  or claims or demands (including counterclaims) by or before a governmental entity, including any civil, criminal, investigative or informal actions, audits, demands, claims, hearings, litigations, disputes, inquiries, investigations or other proceedings of any kind or nature (each such pending or threatened proceeding, claim or demand, a "Legal Proceeding") which Legal Proceeding arises out of, or is in any way related to, (i) the operations of the Branches (including but not limited to claims for personal injuries arising from incidents occurring prior to the  close of business on the  Closing Date) or the administration of any of the Deposit Liabilities or the Loans by Seller prior to  close of business on the  Closing Date, (ii) the Fixed Assets, the Leases, or the safe deposit business, insofar as the basis for such action, suit, or other proceedings, claim or demand arose prior to the  close of business on the  Closing Date, (iii) the fiduciary or statutory duties of Seller arising prior to the Closing Date with respect to the IRAs assumed by Purchaser, or (iv) the payment or performance of any of the Liabilities prior to the  close of business on the  Closing Date.

(c)
Indemnification by Purchaser.  In addition to the indemnification provided by Section 2.13(a), and for the avoidance of doubt not subject to the Deductible Amount or Indemnification Cap specified by Section 2.13(a), Purchaser shall indemnify, hold harmless and defend Seller (and its employees, officers, directors, agents and affiliates) from and against any and all Losses arising out of any Legal Proceeding which Legal Proceeding arises out of, or is in any way related to, (i) the operations of the Branches or the administration of any of the Deposit Liabilities or the Loans by Purchaser subsequent to the close of business on the Closing Date, (ii) the Fixed Assets, the Leases, or the safe deposit business, insofar as the basis for such action, suit or other proceeding, claim or demand arises subsequent to the Closing Date, (iii) the fiduciary or statutory duties of Purchaser arising subsequent to the close of business on the Closing Date with respect to the IRAs assumed by Purchaser; or (iv) the payment or performance of any of the Liabilities subsequent to the close of business on the Closing Date.

(d)	Indemnification Procedures.

(i)
A claim for indemnification by a person claiming entitlement to indemnification hereunder (an "Indemnified Party")  for any matter not involving a claim asserted by a third party (a "Third Party Claim") may be asserted by written notice to the party claimed to be responsible for indemnification (the "Indemnifying Party"), which notice shall include a reasonable description of the basis for the claim, and shall be made within ten business days of the receipt of such notice.

(ii)
In the event that any Legal Proceedings shall be instituted or that any Third Party Claim is asserted, the Indemnified Party shall as soon as reasonably practicable cause written notice of the assertion of any Third Party Claim of which it has knowledge, which is covered by this Section 2.13 to be forwarded to the Indemnifying Party.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel and to defend against, negotiate, settle or otherwise deal with any Third Party Claim, which relates to any Losses for which indemnification is sought hereunder.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, which relates to any Losses for which indemnification is sought hereunder, it shall within ten calendar days (or sooner, if the nature of the Third Party Claim so requires) of receipt of notice of the Third Party Claim notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, which relates to any Losses for which indemnification is sought hereunder, or fails to notify the Indemnified Party of its election within the timeframe provided for herein, the Indemnified Party may then, but only then, defend against, negotiate, settle or otherwise deal with such Third Party Claim and the Indemnifying Party shall reimburse the Indemnified Party for the actual expenses of defending such Third Party Claim upon submission of periodic bills.  If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate, (ii) upon the reasonable advice of counsel to the Indemnified Party a conflict or potential conflict exists between the interests of the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or (iii) such claim is based upon an investigation, inquiry, or other proceeding by a Governmental Entity; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (and any appropriate local counsel) for the Indemnified Parties in connection with such Third Party Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(iii)
After any final judgment or award shall have been rendered by a governmental body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing (including any bills, records or other documentation supporting such sums) by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five business days after the date of such notice. Any indemnification payment pursuant to this Section 2.13 shall be effected by wire transfer of immediately available funds within five business days after the determination thereof.

(iv)
The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual Loss and prejudice as a result of such failure or delay.

(e)
Reduction for Insurance.  The amount which an Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Agreement shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party in reduction of the related indemnifiable loss (the "Indemnifiable Loss").  Amounts required to be paid, as so reduced, are hereafter called an "Indemnity Payment."  If an Indemnified Party shall have received or shall have paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds in respect of such Indemnifiable Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds up to an amount equal to the Indemnity Payment.

(f)
Further Assurances.  From and after the date hereof, each party agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement.  The covenants of each of the parties hereto pursuant to this Section 2.13 shall survive the Closing.

2.14       Assumption of Risks.

(a)
If the Real Property or other improvements of the Branches are destroyed or materially damaged by fire or other casualty prior to the Closing and shall not be substantially repaired or replaced or shall not have insurance coverage which in the reasonable determination of the Purchaser is sufficient to repair or replace such Real Property or other improvements, the Purchaser shall have the right to terminate this Agreement or to accept the applicable Real Property as damaged together with any rights of the Seller to receive insurance proceeds or to exercise any other rights of the Seller following their assignment to the Purchaser at the Closing, provided, however, the risk of loss for the Real Property is to remain with the Seller until the passing of the deed at the Closing.

(b)
Effective as of the Closing, the Seller will discontinue any casualty and liability insurance coverage maintained with respect to the premises of the Branches and all Assets.  The Purchaser shall be solely responsible for all casualty losses and liability claims arising at and after the Closing.

(c)
Effective as of the Closing, the Seller will discontinue providing any security for persons and property at the Branches and the Purchaser assumes all liabilities arising out of injury or damage to persons and property on and after the close of business on Closing Date.

(d)
After the Closing Date, the Purchaser shall be responsible for maintaining adequate insurance with respect to the losses described in (b) and (c) above and otherwise with respect to the operation of the Branches.

(e)
At the Closing, the Seller shall pay any transfer taxes or fees required in connection with the transfer of the Real Property and the basic premium for an owner's policy or policies of title insurance for the Real Property in the amounts of their respective Appraised Fair Market Values (as defined by and determined in accordance with Section 9.15(a)). The Purchaser shall pay the costs of any endorsements or any lender's policy requested by the Purchaser, if necessary.  The Seller shall provide an owner's or vendor's affidavit to the title company sufficient for the title company to delete the so-called "standard" exceptions to the title policy  (other than those exceptions that would require a survey to delete).

2.15         Information Reporting.  With respect to the Loans purchased and Deposit Liabilities assumed by the Purchaser pursuant to this Agreement, the Purchaser shall be responsible for all tax reporting obligations to the Internal Revenue Service ("IRS") (and any state or local taxing authority as is required), including, without limitation, all information required in connection with the filing of IRS Forms 1099 and 5498 for the entire year in which the Closing Date occurs.  If the Closing Date occurs on or prior to April 15, 2010, then the Purchaser assumes responsibility for preparing and filing IRS Form 5498 for the 2009 tax year for all IRA accounts and the Seller agrees to provide the Purchaser with the information needed to prepare such Forms.  The Purchaser shall also be responsible for reporting to the customer all interest paid or earned during the entire year in which the Closing Date occurs.  The Seller agrees to provide to the Purchaser information about the Deposit Liabilities and Loans up to and including the Closing Date which is necessary for the Purchaser to comply with the requirements of this Section 2.15, but the Seller shall have no responsibility to provide such information to the customer or the IRS or any other person or agency.  The Purchaser agrees to indemnify the Seller for any penalty, interest, claim, fee (including reasonable attorney fees and expenses) or other liability or expense which may be imposed upon or asserted against the Seller as a result of the Purchaser's failure to timely and accurately comply with its tax reporting obligations pursuant to this Section 2.15 and as required by law, unless such failure is due to the Seller's failure to provide in a timely manner the information relating to the Deposit Liabilities and Loans up to and including the Closing Date.  The Seller agrees to indemnify the Purchaser for any penalty, interest, claim, fee (including reasonable attorney fees and expenses) or other liability or expense which may be imposed upon the Purchaser as a result of the Purchaser's failure to timely and accurately comply with its tax reporting obligations pursuant to this Section 2.15 if such failure is caused by the Seller's failure to provide in a timely and accurate manner the information contemplated herein.

2.16         Restrictive Covenants.  For a period of two (2) years after the Closing Date, Seller shall not solicit any of the Transferred Employees for employment by Seller or target and solicit customers of the Branches for the provision of services offered by or competitive with services offered by Purchaser; provided, however, these restrictions shall not restrict general mass mailings or other similar communications provided such communications do not utilize or incorporate any customer or mailing list compiled from customers of the Branches or which consists primarily of customers of the Branches or which are targeted only to Ripley County, Indiana. In addition, Seller will not, for a period of one year after the Closing Date, establish a deposit-taking or loan originating office in Ripley County, Indiana; provided, however, that nothing herein shall prevent Seller from acquiring and operating a branch in Ripley County, Indiana through the whole purchase of a financial institution whose main office is not located in Ripley County, Indiana.

2.17         Servicing of Certain Loans.  The Seller agrees to service, as Purchaser's agent, each of the Loans identified on Schedule 1.2(a)(iv) from and after the close of business on the Closing Date and for so long as Purchaser requests that it do so (but not later than the date that any such Loan has been paid in full or has been re-sold, in whole or in part, by Purchaser).  Such servicing shall be on customary terms and conditions to be agreed upon between Purchaser and Seller prior to the Closing Date, and shall be performed without fee or other expense to Purchaser, except that Seller shall be entitled to require that Purchaser pay for (or reimburse Seller for) reasonable out of pocket expenses incurred by Purchaser after the close of business on the Closing Date in connection with such servicing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, subject to the exceptions disclosed in writing in the Seller's disclosure schedule delivered to the Purchaser as of the date hereof, which representations and warranties shall survive the Closing Date as provided in Section 2.13(a) hereof, as follows:

3.1          Corporate Organization.  The Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States.  The Seller has the corporate power and authority to own and operate the Branches, to carry on its business at the Branches as presently conducted, to execute, deliver and perform this Agreement and to effect the transactions contemplated hereby.

3.2          Corporate Authority.  The execution and delivery of this Agreement and all related agreements by the Seller, and the consummation by the Seller of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of the Seller.  This Agreement and all related agreements executed and delivered by the Seller pursuant hereto have been duly executed by the Seller and constitute the valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies.

3.3          Assets.

(a)
Each Loan has been made for good, valuable and adequate consideration in the ordinary course of business of Seller, is evidenced by a note or other evidence of indebtedness and is a valid loan enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and to general principles of equity; the Seller is the sole owner of each Loan, no participation therein having been sold; the Loan is not pledged or encumbered; the principal balance of the Loan as shown on the Seller's books and records is true and correct as of the last date shown thereon; no Loan has been adversely classified in any regulatory examination or by Seller's internal classification system and no Loan is 60 days or more past due, has been restructured or is classified as nonaccrual.  There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to the Loans that have been cited in any compliance report to Seller as a result of examination by any regulatory authority and the loan documentation with respect to the Loans complies in all material respects with all applicable laws and applications; all Loans (and any notes, other evidences of indebtedness or security agreements associated therewith) are transferred to the Purchaser without recourse and without any warranties or representations as to the collectibility of the Loans, the value of the collateral securing the Loans or the creditworthiness of any maker, guarantors or other obligors thereof.   To the best of Seller's knowledge, Seller has properly perfected or caused to be properly perfected valid and enforceable security interests, liens, or other interests in any collateral securing the Loans (if and to the extent that such Loans are represented on Schedule 1.2(a) (either (i), (ii) or (iii)) to be secured Loans and then to the extent of the indicated collateral) and such proper perfection continues to be in effect, such security interests, liens, or other interests are assignable and have the priority reflected in the Seller’s books and records.

(b)
The personal property subject to the Leases and the Fixed Assets are all of the material tangible assets owned or leased by the Seller and used by it to conduct the business at the Branches as of the date hereof.  The banking equipment included in the Fixed Assets, taken as a whole, are in good operating condition and repair, giving consideration to its age and use and subject to ordinary wear and tear, and will be received in "AS IS" condition, with no other warranties by the Seller as to their condition or future performance, except those warranties related to title.  The Seller is the sole owner and has good and marketable title to said Fixed Assets, free and clear of any mortgage, lien or encumbrance and as to the Leases, Seller has a valid leasehold interest.

(c)	No notice of any violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the operation of the Branches has been received by the Seller.

(d)
The Seller makes no covenant, representation or warranty as to the suitability of the Fixed Assets or the Real Property, or as to the physical condition thereof for any purpose whatsoever except as set forth in Section 3.3(b).  The Purchaser acknowledges that it has inspected the property, observed its physical characteristics and existing conditions, and has been afforded the opportunity to conduct such investigation and study on and of the Fixed Assets and the Real Property, for the purpose of acquiring the Fixed Assets and the Real Property, and the Purchaser hereby waives any and all objections to or claims with respect to any and all physical characteristics and existing conditions of the Fixed Assets and the Real Property, including without limitation, any hazardous materials in, at, on, under or related to the Fixed Assets or the Real Property.  The Purchaser acknowledges and agrees that the Fixed Assets and the Real Property are to be assigned or sold and conveyed to, and purchased and accepted by, the Purchaser in their present condition, "AS IS" and with all faults, and the Purchaser hereby assumes the risk that adverse past, present or future physical characteristics and conditions may not have been revealed by its inspection or investigation.  The Purchaser may undertake such physical inspections and examinations of the Real Property, and the legal title thereof, including such inspections of the buildings thereon, as the Purchaser deems necessary or appropriate.  The cost of any such inspections and examinations shall be the responsibility of the Purchaser.

3.4          No Violation.  Neither the execution and delivery by the Seller of this Agreement or any related agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will violate, conflict with or result in a default under (i) the Articles of Association or By-Laws of the Seller, (ii) any provision of any agreement (including the Leases) or any other restriction to which the Seller is a party or by which the Seller or any of its properties is bound, or (iii) any statute, law, decree, regulation or order of any governmental authority once the Governmental Approvals are obtained.  Seller has no knowledge of any reason why the Governmental Approvals would not be obtained.

3.5          Loans.  Each Loan was made in the ordinary course of business, was not known to be uncollectible at the time it was made, accrues interest in accordance with the terms of the Loan and was made in accordance with Seller’s customary lending standards and written loan policies and in compliance with all applicable laws and regulations. Seller’s Loan Files for the Loans contain all originally executed notes, leases and other evidences of any indebtedness, including without limitation all originally executed loan agreements, loan participation agreements and certificates, security agreements, mortgages, guarantees, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the Loans (the “Loan Documents”).  All Loan Documents are correct in amount, and, to the knowledge of Seller, genuine as to signatures of the parties thereto, including, but not limited to makers and endorsers and of Seller, and were given for valid consideration and are enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy or creditors’ relief laws of general application), and none of the obligations represented by the Loan Documents have been modified, altered, forgiven, discharged or otherwise disposed of except as indicated by the Loan Documents contained among the Loan Files or as a result of bankruptcy or other debtor’s relief laws of general application.  To the knowledge of Seller, no maker, signatory or guarantor on any Loan is in bankruptcy and none of the Loans are subject to any offsets or claims of offset, or claims of other liability on the part of Seller. Except for FHA or similar government guaranteed loans, no Loans have been sold subject to an agreement to repurchase. No borrower, customer or other party in connection with the Loans has notified Seller, or has asserted against Seller, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Seller, no borrower, customer or other third party in connection with the Loans has given Seller any oral notification of, or orally asserted to or against Seller, any such claim.  Each Loan to be purchased pursuant to Section 1.2 hereof, was made, funded and remains in material compliance with all applicable laws, orders and regulations.  To the knowledge of the Seller, the records of the Seller regarding all Loans outstanding are accurate in all material respects and the risk classifications for the Loans outstanding are, in the best judgment of the management of the Seller, appropriate.  To the knowledge of the Seller, each Loan is the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other law of general applicability relating to or affecting creditors' rights and to general principles of equity, and no defense, offset or counterclaim has been asserted with respect to any such Loan.

3.6          Deposits.  The deposit records of the Branches accurately reflect the Deposit Liabilities and are and shall be sufficient to enable Purchaser to conduct a banking business with respect to the Branches. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to the Deposit Liabilities and the terms and conditions and other documentation with respect to the Deposit Liabilities complies in all material respects with all applicable laws and regulations and has been provided to Purchaser.  The Deposit Liabilities are insured by the FDIC to the full extent provided by federal law and regulations.  Seller is in material compliance with all terms and conditions and other documentation applicable to the Deposit Liabilities.  Seller shall deliver to the Purchaser as of the Closing Date (i) TINs (or record of appropriate exemption) for all holders of the Deposit Liabilities; and (ii) all other information in Seller's possession or reasonably available to Seller required by applicable law to be provided to the IRS with respect to the Assets or the Deposit Liabilities and the holders thereof.  Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller's customers.  To the best of Seller's knowledge, there are not any "kiting" schemes associated with any of the Deposit Liabilities.

3.7          Statements True and Correct.  No representation or warranty made by the Seller nor any statement, certificate or instrument furnished or to be furnished to the Purchaser by the Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits to state a material fact necessary to make the statements therein not misleading.  The information relating to the Branches provided or to be provided by the Seller will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make such statements contained therein not misleading.

3.8          Compliance with Laws.  The Seller has complied in all material respects with all laws, regulations and orders applicable to the Leases, the Fixed Assets, the safe deposit business, the Deposit Liabilities (and the administration thereof) and the Loans, and has obtained all governmental permits or licenses required by the business of the Branches, and the present use of such assets by the Seller does not violate in any material respect any law, regulation or order.  No notice or warning material to the current business or operations or future prospects of the Branches has been received from any governmental authority with respect to any failure or alleged failure of the Seller to comply in any respect with any law, regulation or order nor is any such notice or warning proposed or threatened so far as is known to management of the Seller.

3.9          Environmental Matters.

(a)
As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental and health and safety laws, regulations, ordinances, administrative and judicial orders and common law standards in all jurisdictions in which Seller, the Branches or its predecessors by merger have done business or owned, leased or operated property.  Environmental Laws shall include, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Occupational Safety and Health Act, and their state and local counterparts.

(b)
Neither Seller nor the Branches has received any notice from any person or entity that any of Seller, the Branches or its predecessors by merger or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

3.10       Taxes.  Seller shall pay, credit Purchaser for paying, or make appropriate provision to pay in accordance with ordinary business practices all federal, state and local income, excise, payroll, withholding, property, franchise, shares, sales, use and transfer taxes, if any, which have accrued (whether or not they are due and payable) through the Closing Date.  Any claims for refunds of taxes which have been paid by Seller shall remain the property of Seller.

3.11        Third-Party Claims.  Except as set forth on Schedule 3.11, there are no actions, suits or proceedings, pending or, to the best of Seller's knowledge, threatened against or affecting Seller or any interest or right of Seller, as such might relate to the Branches or against or affecting the Assets, the Deposit Liabilities, or the banking business of the Branches.

3.12        No Broker.  Other than Keefe Bruyette & Woods, Inc. ("KBW"), no broker or finder, or other party or agent performing similar functions, has been retained by Seller or is entitled to be paid based upon any agreements, arrangements or understandings made by Seller in connection with the transactions contemplated hereby.  Any payment to which KBW or any such other broker or finder is entitled shall be the sole responsibility of Seller.

3.13        Assets.  Seller has not received notice that any governmental authority considers the Branches to violate or to have violated, fire, zoning, health, safety, building, hazardous waste or environmental code or other ordinance, law or regulation or order of any government or agency, body or subdivision thereof, or any private covenants, restrictions or easements.  The Fixed Assets are used in the operation of the Branches and are in satisfactory condition taking into account their age and reasonable wear and tear.

3.14        Leases.  To the best of its knowledge, Seller has delivered to the Purchaser true and correct copies of each of the Leases.  Each of the Leases is valid and in full force and effect in accordance with its terms and the Seller knows of no defaults under any Lease.  No event or condition has occurred or exists (including the execution of this Agreement), or, to the best knowledge of the Seller, is alleged by any of the other parties thereto to have occurred or existed, which constitute, or with lapse of time or giving of notice or both might constitute, a default or breach under any of the Leases.  There are no contracts or agreements that related to the Branches that have not been disclosed to the Purchaser.

3.15        Limitation of Warranties.

(a)
Except as set forth in this Article III, Seller makes no representation or warranty of any kind to the Purchaser relating to the Loans, which are being sold to Purchaser WITHOUT RECOURSE to Seller.  Without limitation of the foregoing sentence, Seller shall not be responsible for (i) the sufficiency, value or collectability of the Loans or any document, instrument or agreement in the loan files, (ii) any representation, warranty or statement made by an obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Loan or any guarantor or surety or other obligor thereof, (iv) the performance by any guarantor, surety or other obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, or (v) inspecting any of the property, books or records of any guarantor, surety or other obligor.

(b)
EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE FIXED ASSETS, REAL PROPERTY, OR ANY OTHER ASSETS BEING TRANSFERRED TO OR LIABILITIES BEING ASSUMED BY THE PURCHASER, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR OF NON-INFRINGEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, subject to the exceptions disclosed in writing in the Purchaser's disclosure schedule delivered to the Seller as of the date hereof, which representations and warranties shall survive the Closing Date as provided in Section 2.13(a) hereof, as follows:

4.1         Corporate Organization.  The Purchaser is a savings association duly organized, validly existing and in good standing under the laws of the United States of America.  The Purchaser has the corporate power and authority to own the Assets being acquired, to assume the liabilities and obligations being assumed hereunder, including, without limitation, the Deposit Liabilities and Leases, to execute, deliver and perform this Agreement and to effect the transactions contemplated hereby.

4.2         Corporate Authority.  The execution and delivery of this Agreement and all related agreements by the Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of the Purchaser.  This Agreement and all related agreements executed and delivered pursuant hereto, including, without limitation, all instruments confirming the assumption by the Purchaser of the obligations and liabilities of the Seller contemplated hereby, have been duly executed by the Purchaser and constitute the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies.

4.3          No Violation.  Neither the execution and delivery by the Purchaser of this Agreement or any related agreements, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will violate, conflict with or result in a default under (i) the charter or By-Laws of the Purchaser, (ii) any provision of any agreement or any other restriction to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or (iii) any statute, law, decree, regulation or order of any governmental authority once the Governmental Approvals are obtained. Purchaser has no knowledge of any reason why the Governmental Approvals would not be obtained.

4.4          No Broker.  Other than RP Financial, LC., no broker or finder, or other party or agent performing similar functions, has been retained by the Purchaser or is entitled to be paid based upon any agreements, arrangements or understandings made by the Purchaser in connection with the transactions contemplated hereby.  Any payment to which such a broker or finder is entitled shall be the sole responsibility of the Purchaser.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING DATE

5.1          Conduct of Business.  Pending the Closing Date, and except as otherwise consented to by the Purchaser:

(a)
The Seller shall carry on the business of the Branches substantially in the same manner as heretofore, and the Seller shall not, with regard to the Branches, engage in any activities or transactions outside its ordinary course of business as conducted as of the date hereof except for activities or transactions contemplated by this Agreement, provided however, that the Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Branches, and further provided that the Seller may, but shall not be required to, maintain the current number of Employees at the Branches.

(b)
The Seller shall use its reasonable efforts to preserve its business operation as conducted at the Branches; to prevent a material reduction of the Deposit Liabilities, to preserve for the Purchaser the good will of its customers and others doing business with the Branches, and to exercise reasonable efforts to cooperate with and assist the Purchaser in assuring the orderly transition of such business from the Seller to the Purchaser.  Except as expressly set forth herein, nothing herein shall be construed as requiring the Seller to engage in any activities or efforts outside the ordinary course of business as presently conducted.

(c)
Except with the prior written consent of the Purchaser, or as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the Closing, Seller shall not:

(1)	sell, lease, encumber, or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of the Assets;

(2)
cause the Seller to transfer any Deposit Liabilities including, without limitation, to Seller's or any affiliates' other operations or branches, except upon the unsolicited request of a depositor in the ordinary course of business;

(3)
agree to increase the salary, remuneration or compensation (including insurance, pension or other benefit plan) payable or to become payable to the Employees other than in accordance with Seller's customary policies and/or bank-wide changes, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice;

(4)	hire any new employees, or terminate any current employees, at the Branches without Purchaser's consent, which consent shall not be unreasonably withheld;

(5)
enter into any employment agency or other contract or arrangement for the performance of personal services at the Branches, which is not terminable within thirty (30) days without liability to Purchaser;

(6)
violate any law, statute, rule, governmental regulation, order or undertaking which violation would have a material adverse effect on the Assets or Liabilities or on the ability of Seller to consummate the transactions contemplated hereby;

(7)
invest in (by purchase, lease, or otherwise) any Fixed Assets on behalf of the Branches, except for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of business;

(8)
Set interest rates at the Branches in a manner inconsistent with prior policies or practices, or without limiting the generality of the foregoing, (i) accept any deposits at higher than the locally available highest competitive offer available at the time of such acceptance; (ii) accept any Excluded Deposits; or (iii) except for any bank-wide special offer, employ any special promotions to increase deposits, provided that Purchaser’s consent to any special promotion will not be unreasonably withheld, and, provided further, that Purchaser shall approve or disapprove any special promotion within two (2) business days’ notice thereof;

(9)	Originate any new loan at the Branches that are not Permitted Loans;

(10)	Fail to maintain policies of insurance as of the date hereof with respect to the Branches in the form and with the coverage maintained as of the date hereof; and

(11)
Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

ARTICLE VI

CONDITIONS TO PURCHASER'S OBLIGATIONS

The obligations of the Purchaser to consummate the transactions provided for in this Agreement are conditioned upon the fulfillment, at or before the Closing Date, of each of the following conditions (all or any of which may be waived by the Purchaser except for the conditions in Section 6.5 which cannot or will not be waived by the Purchaser):

6.1          Representations and Warranties True.  The representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

6.2          Obligations Performed.  The Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

6.3          Certificate of Compliance.  The Seller shall have delivered to the Purchaser a certificate of its President or any Executive Vice President, dated at the Closing Date, certifying the fulfillment of each of the foregoing conditions.

6.4          No Adverse Litigation.  On the Closing Date no action, suit or proceeding shall be threatened or pending against the Purchaser or the Seller which might reasonably be expected to materially and adversely affect the business, properties and assets of the Branches or materially and adversely affect the transactions contemplated by this Agreement.

6.5          Regulatory Approvals.  The Purchaser shall have received from the appropriate regulatory authorities all Governmental Approvals (i) of the transactions contemplated hereby and (ii) to operate the Branches as branches of the Purchaser. The Purchaser shall not have been notified by any regulatory authority that discontinued operation of the Branches by the Seller would be a violation of any statute, regulation or policy of any governmental authority.

6.6          No Material Damage.  From the date of this Agreement until the Closing Date there shall have been no material damage to or destruction of the physical condition of the Branches.

6.7          Third Party Consents and Releases.  Seller shall have obtained the consent of each third party necessary to undertake the transactions contemplated by this Agreement, including, but not limited to, any consent necessary to assign the Leases to Purchaser.  Seller shall also have delivered the letters from the FHLB and the FRB as required under Section 1.11(f) and Section 1.11(g).

6.8          Clear Title.  Seller shall have cured any title defect or exception or other matter with respect to the Real Property as contemplated by Section 9.15(b) hereof.

ARTICLE VII

CONDITIONS TO THE SELLER'S OBLIGATIONS

The obligations of the Seller to consummate the transactions provided for in this Agreement are conditioned upon the fulfillment, at or before the Closing Date, of each of the following conditions (all or any of which may be waived by the Seller except for the conditions in Section 7.5 which cannot or will not be waived by the Seller):

7.1          Representations and Warranties True.  The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

7.2          Obligations Performed.  The Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.3          Certificate of Compliance.  The Purchaser shall have delivered to the Seller a certificate of its President or any Executive Vice President, dated at the Closing Date, certifying the fulfillment of each of the foregoing conditions.

7.4          No Adverse Litigation.  On the Closing Date no action, suit or proceeding shall be threatened or pending against the Purchaser or the Seller which might reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement.

7.5          Regulatory Approvals.  The Purchaser shall have received from the appropriate regulatory authorities all Governmental Approvals (i) of the transactions contemplated hereby and (ii) to operate the Branches as a branch of Purchaser.  The Seller shall not have been notified by any regulatory authority that discontinued operation of the Branches by the Seller would be a violation of any statute, regulation or policy of any governmental authority.

ARTICLE VIII

TERMINATION

8.1          Methods of Termination.  This Agreement may be terminated in any one of the following ways:

(a)	at any time on or before the Closing by the mutual consent in writing of the Purchaser and the Seller;

(b)	on the Closing Date by the Purchaser in writing if the conditions set forth in Article VI of this Agreement shall not have been met by the Seller or waived in writing by the Purchaser;

(c)	on the Closing Date by the Seller in writing if the conditions set forth in Article VII of this Agreement shall not have been met by the Purchaser or waived in writing by the Seller,

(d)
at any time on or before the Closing by the Purchaser or the Seller in writing if the other shall have been in breach of any representation or warranty in any material respect (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein and such breach has not been cured by the earlier of thirty (30) days after the giving of notice to the breaching party of such breach or the Closing Date;

(e)	by either the Seller or the Purchaser in writing at any time after any of the Governmental Approvals has been denied and such denial has become final and non-appealable;

(f)
by either the Seller or the Purchaser in writing if the transactions contemplated hereby are not consummated on or before June 30, 2010, unless the failure of such occurrence is due to the failure of the party seeking to so terminate to perform or observe any of its agreements and conditions set forth herein;

(g)	at any time on or before the Closing by Purchaser, in writing, as provided for in Section 9.15.

8.2          Procedure Upon Termination.  In the event of termination pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and be null and void upon receipt of such notice immediately unless an extension is consented to by the party having the right to terminate.  If this Agreement is terminated as provided herein:

(a)
each party will return to the party furnishing the same all documents, work papers and other materials of the other party relating to this transaction, whether obtained before or after the execution hereof; and

(b)
all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

The requirements of this Section 8.2 shall be deemed to survive the termination of this Agreement.

8.3           Effect of Termination.  The termination of this Agreement pursuant to Sections 8.1(b), (c) and (d) of this Agreement shall not release any party hereto from any liability or obligation to the other party hereto arising from a breach of any provision of this Agreement occurring prior to the termination hereof.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1           Amendment and Modification.  The parties hereto by mutual consent may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

9.2           Waiver or Extension.  Either party by written instrument signed by its duly authorized officers may extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto or (ii) compliance with any of the undertakings, obligations, covenants or other acts contained herein or in any such documents; provided, however, that neither party may waive the requirement for obtaining the Governmental Approvals.

9.3           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned prior to the Closing by either of the parties hereto without the prior written consent of the other.

9.4           Survival of Representations and Warranties.  The representations and warranties set out in this Agreement expire one (1) year from the Closing Date, except for the Fundamental Representations identified in Section 2.13(a).

9.5           Payment of Expenses.  Except as otherwise specifically provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereunder.  Except as otherwise expressly provided herein, any expenses, fees and costs necessary for any Governmental Approvals or for any notice to depositors of the assumption of the Deposit Liabilities provided for in this Agreement shall be paid by the Purchaser.

9.6           Breaches with Third Parties.  If the assignment of any material claim, contract, license, lease, commitment, sales order or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of the Purchaser or the Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

9.7           Addresses for Notices, Etc.  All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and shall be deemed to have been duly given when delivered by hand, or (effective the next business day if sent by overnight delivery service or the second business day if sent by U.S. mail) upon the deposit of the notice, property addressed and postage or fees prepaid, with a nationally-recognized overnight delivery service, or with the United States Postal Service by registered or certified mail, to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:

If to the Seller to:	Michael Alley
President and Chief Executive Officer
Integra Bank N.A.
227 Main Street
Evansville, IN 47705

Copy to:	Joseph DeGroff
Ice Miller LLP
One American Square, Suite 2900
Indianapolis, IN 46282

If to the Purchaser to:	William F. Ritzmann
President and Chief Executive Officer
United Community Bank
92 Walnut Street
Lawrenceburg, IN 47025

Copy to:	Paul M. Aguggia
Kilpatrick Stockton LLP
607 14th Street, N.W., Suite 900
Washington, D.C. 20005

9.8          Execution of Agreement.  This Agreement and each ancillary document to the transactions contemplated hereby may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement  and ancillary documents and of signature pages thereto by electronic mail or via facsimile transmission shall constitute effective execution and delivery of this Agreement and such ancillary documents as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by electronic mail or by facsimile shall be deemed to be their original signatures for all purposes.

9.9          Headings.  The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

9.10        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

9.11        Jury Waiver.  SELLER AND BUYER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ANY ACTION OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THIS AGREEMENT, THE LOANS, THE LOAN DOCUMENTS OR THE REAL PROPERTY. THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

9.12        Severability.  If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

9.13        No Third-Party Rights.  Except with respect to the rights provided in Section 2.7 and Section 2.13 hereof, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

9.14        Entire Agreement.  This Agreement and the Exhibits and Schedules hereto constitute the entire Agreement of the parties.  The Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof.  Exhibits, Annexes and Appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

9.15        Real Estate Matters.

(a)
Within five (5) business days following execution of this Agreement, Purchaser shall, at Purchaser's expense, engage an independent third party appraiser, reasonably acceptable to Seller, to conduct an appraisal of each Real Property and shall use its best efforts to obtain the report of all such appraisals within thirty (30) calendar days of the date of this Agreement.  Purchaser shall provide Seller with a copy of the appraisals as and when received.  Seller shall have the right to agree or reasonably disagree with the appraised values of the Real Estate.    If and to the extent that Seller reasonably disagrees with the appraised value of any Real Estate, and if Purchaser and Seller do not otherwise agree at such time to a different value, Seller shall within five days of expressing its disagreement with such appraised value(s) obtain its own appraisal(s) at its expense, conducted by an appraiser reasonably acceptable to Purchaser and shall use its best efforts to obtain the report of all such new appraisal(s) within 30 days of the date of expressing its disagreement.  The "Appraised Fair Market Value" for each Real Estate property shall be (i) the value fixed by the Purchaser’s appraisal, if the Seller agrees to that value, (ii) the amount otherwise agreed to by the parties, or (iii) the amount determined by adding together the Purchaser's appraiser's amount and the Seller's appraiser's amount and dividing by two to obtain the average.

(b)
Promptly following execution of this Agreement, the Seller shall order commitments for an owner's policy or policies of title insurance with respect to each parcel of owned Real Property issued by a national title insurance company or companies reasonably acceptable to the Purchaser in amounts not less than the Appraised Fair Market Value thereof.  The Purchaser may obtain surveys of the Real Property at the Purchaser's expense.  Seller shall also furnish to Purchaser copies of any Phase I Assessments conducted in respect of the Real Property, with the costs of any additional Phase I Assessments or updates to prior Phase I Assessments to be shared equally by Purchaser and Seller.  Purchaser shall have the option to conduct Phase II tests in respect of the Real Property at Purchaser’s expense. If the title commitments, surveys or the results reflected in the Phase I or Phase II Assessments reveal a title defect or exception or other matter that materially adversely affects the use of the Real Property as a bank branch such that a commercially reasonable buyer, whose intent is to operate a branch bank, would refuse to purchase the Real Property on the basis of such defect, exception or other matter, then the Purchaser may notify the Seller of that defect, exception or other matter on or before the later of (i) thirty (30) days from the date of this Agreement or (ii) ten (10) business days after receipt of the title commitments(s) described above.  The Seller shall then have ten (10) business days from the receipt of such notice to commit to cure such defect, exception or other matter.  If the Seller does not commit to cure the defect, the Purchaser may terminate this Agreement by written notice sent to the Purchaser within five (5) business days after the expiration of the ten (10) business day period provided in the foregoing sentence.  Any failure on the part of the Purchaser to comply with the time periods provided herein shall constitute a waiver of the Purchaser's right to terminate this Agreement on the basis of the applicable title or survey matter.

9.16        Further Assurances.  Each party hereto agrees to execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

9.17        Specific Performance.  Each of the parties hereto does hereby jointly and severally acknowledge and represent that the parties shall be entitled to injunctive relief and to enforce specific performance of the agreements contained herein should the other party fail or otherwise refuse to perform the duties and obligations set forth in this Agreement.  This provision shall not restrict or inhibit any party from seeking any and all other remedies at law or in equity which may or might be available, including money damages.  However, it is expressly understood and agreed by and between the parties hereto that money damages as the sole remedy for a breach or breaches of this Agreement would be inadequate.

9.18        Press Releases.  Prior to the Closing Date, neither Purchaser, Seller nor any of their respective affiliates shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Seller each agree that, without the other party’s prior consent, neither Purchaser, Seller nor any of their respective affiliates shall release or disclose any of the terms or conditions of the transactions contemplated herein to any other person. Notwithstanding the foregoing, each party may make such public disclosure as, upon advice of its counsel and with as much prior notice to the other party as reasonably practicable, may be required by legal requirement or as necessary to obtain the regulatory approvals or to comply with the federal securities laws.

[The remainder of the page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first written above.

INTEGRA BANK NATIONAL ASSOCIATION

By:	/s/ Michael J. Alley
Chairman and Chief Executive Officer

UNITED COMMUNITY BANK

By:	/s/ William F. Ritzmann
President and Chief Executive Officer

[SCHEDULES HAVE BEEN OMITTED]

EXHIBIT A

Form of Assumption Agreement:

STATE OF
COUNTY OF

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, United Community Bank (the "Purchaser"), a Federally-chartered savings association, pursuant to Section 1.4 of the Branch Purchase Agreement with Integra Bank National Association, a national banking association having its principal office in Evansville, Indiana (the "Seller") dated as of ______________________ (the "Agreement") (to which reference is made for meaning of capitalized terms used herein but not otherwise defined) assumes and agrees to pay and perform the following duties, responsibilities, obligations and liabilities (and none other) of Seller (the "Liabilities") that are to paid or performed by the Seller from and after the  close of business on the  Closing Date:

(a)           all liabilities and obligations of the Seller relating to the "Deposit Liabilities";

(b)           all of the liabilities and obligations of the Seller under the Loans purchased by Purchaser under this Agreement arising after the  close of  business on the Closing Date, including funding commitments under the Loans and servicing obligations with respect to the Loans;

(c)           all of the liabilities and obligations of the Seller arising after the close of business on the Closing Date under the Leases and IRAs assumed by Purchaser under this Agreement;

(d)           all safe deposit contracts and leases for the safe deposit boxes located at the Branches as of the  close of  business on the Closing Date;

(e)           all of the liabilities and obligations of the Seller respecting the Real Property;

(f)           all accrued liabilities, if any, described by Schedule 1.4(f) attached hereto and made a part hereof; and

(g)           taxes for which the Purchaser is responsible under this Agreement and taxes with respect to the Assets or the Branches for any taxable period (or portion thereof) that begins on or after the Closing Date.

It is expressly understood, acknowledged and agreed that the Purchaser shall not assume, nor shall it be deemed to have assumed, nor shall it be liable for, any liability, duty or obligation of the Seller, whether express or implied, other than the liabilities set forth above and those expressly assumed in the Agreement.

Exhibit A

IN WITNESS WHEREOF, the Purchaser acting through its duly authorized officers has executed this Assumption of Liabilities in accordance with Section 1.4 of the Agreement this ____________day of ___, 2010.

UNITED COMMUNITY BANK

By:

STATE OF
COUNTY OF

I, the undersigned, a Notary Public in and for said County in said State, hereby certify that ____________________ and _____________________ whose names as _______________ and ________________, respectively of _________________, a ________________ Federally-chartered savings association, are signed to the foregoing instrument, and who are known to me, acknowledged before me on this day, that, being informed of the contents of the instrument, they, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and seal of office this __________day of ____________, 2010.

Notary Public

My commission expires:

[SEAL]

Exhibit A

EXHIBIT B

Form of Bill of Sale:

THIS BILL OF SALE is executed and delivered on this ____day of ________, 2010, by INTEGRA BANK NATIONAL ASSOCIATION, a national banking association (the "Seller"), in favor of UNITED COMMUNITY BANK, a Federally-chartered savings association (the "Purchaser").

WITNESSETH:

WHEREAS, Seller and Purchaser have entered into a certain Branch Purchase Agreement, dated as of ____________________, 2010, whereby Purchaser has agreed to purchase and assume from Seller, and Seller has agreed to sell and assign to Purchaser, certain assets and liabilities related to certain branch offices of Seller (the "Agreement") (to which reference is made for meaning of capitalized terms used herein but not otherwise defined); and

WHEREAS, Seller and Purchaser have this day closed the transaction contemplated by the Agreement and desire to memorialize the conveyance of certain Assets by Seller to Purchaser;

NOW, THEREFORE, in consideration of the premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby grant, bargain, sell, convey, assign, transfer, release and deliver unto Purchaser, its successors and assigns, all of Seller's legal and beneficial right, title and interest in and to the Assets (other than the owned Real Property which is being separately conveyed by special warranty deed in accordance with the Agreement) TO HAVE AND TO HOLD all and singular the said Assets, rights, benefits and property unto Purchaser, its successors and assigns, for its or their use and enjoyment forever.

This Bill of Sale is executed by Seller and delivered to Purchaser pursuant to the Agreement and is subject in all respects to the terms, provisions, conditions, representations and warranties of the Agreement, all of which terms, provisions, conditions, representations, and warranties are incorporated herein by reference.  This Bill of Sale is further subject and subordinate to the terms of any individual, specific instruments of conveyance, assignment or transfer as to any particular Assets, rights, benefits or privileges executed by Seller and delivered to Purchaser in connection with the consummation of the transaction contemplated by the Agreement.

All the terms in this Bill of Sale shall be binding upon Seller and its successors and assigns and will inure to the benefit of Purchaser and its successors and assigns.

Exhibit B

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed under seal by its duly authorized officers on this the ___day of __________, 2010.

INTEGRA BANK NATIONAL ASSOCIATION

By:
,

[CORPORATE SEAL]
STATE OF INDIANA	)
)
VANDERBURGH COUNTY	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that _______________ and ___________________, whose names as ___________ and ________________, respectively, of INTEGRA BANK NATIONAL ASSOCIATION, are signed to the foregoing instrument, and who are known to me, acknowledged before me on this day that, being informed of the contents of the instrument, they, as such officers and with full authority, executed the same voluntarily for and as of the act of said bank.

Given under my hand and official seal this _____day of ___________, 2010.

Notary Public
My commission expires:

ACCEPTANCE BY PURCHASER

Agreed to and accepted on behalf of Purchaser by the undersigned duly authorized officer of Purchaser.

UNITED COMMUNITY BANK

By:
,

EXHIBIT C

Form of IRA Transfer Documents:

THIS ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR TRUSTEE FOR IRA ACCOUNTS is dated this _____day of _________________, 2010, by and between INTEGRA BANK NATIONAL ASSOCIATION, a national banking association ("Seller") and UNITED COMMUNITY BANK, a Federally-chartered savings association ("Purchaser").  Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

WITNESSETH:

WHEREAS, Seller and Purchaser have entered into a Branch Purchase Agreement, dated as of _________________, 2010 (the "Agreement"), with respect to the Seller's office located in Osgood, Milan and Versailles, Indiana (the "Branch Offices"), which provides for the Seller to resign from its position as trustee and custodian with respect to any IRA Account which includes as one or more of its assets a Deposit Liability being assumed by Purchaser pursuant to the Agreement, and to designate and appoint Purchaser as the successor trustee and custodian with respect to each such IRA Account, all as set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by Seller and Purchaser, the Seller and the Purchaser hereby take the following actions:

(a)  Seller hereby resigns as trustee and custodian with respect to each IRA Account as to which Seller is a trustee or custodian and as to which one or more of the assets included in such IRA Account is a Deposit Liability associated with the Branch Offices being assumed by Purchaser, and hereby designates and appoints Purchaser as successor trustee and custodian under such IRA Account; and

(b)  Purchaser hereby accepts such appointment and assumes and agrees to perform the obligations required to be performed by it as trustee and custodian with respect to each such IRA Account, as further specified in the Agreement.

This Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts shall be binding upon and shall inure to the benefit of Seller, Purchaser and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement.  In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

Exhibit C

This Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws and regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts to be executed as of the date first above written.

INTEGRA BANK NATIONAL ASSOCIATION

By:
Name:
Title:

UNITED COMMUNITY BANK

By:
Name:
Title:

Exhibit C

EXHIBIT D

Form of Special Warranty Deed:

THIS INDENTURE WITNESSETH that INTEGRA BANK NATIONAL ASSOCIATION, a national banking association ("Grantor"), for and in consideration of TEN AND 00/100 DOLLARS and other good and valuable consideration, CONVEYS and TRANSFERS to UNITED COMMUNITY BANK, a Federally-chartered savings association ("Grantee"), the following described real estate located in __________ County, Indiana (the “Real Estate”):

[SEE EXHIBIT A ATTACHED HERETO]

Subject to (1) all real estate taxes and assessments due and payable after the date hereof, which Grantee by its acceptance hereof agrees to pay, (2) all easements, covenants, conditions, restrictions and other matters of record, (3) all matters that would be disclosed by an accurate survey and inspection of the Real Estate, and (4) all existing laws and other governmental requirements.  Except for matters set forth above, Grantor covenants with Grantee to warrant and defend title to the Real Estate against the lawful claims of all persons claiming by, through or under Grantor, but against none other.

[SIGNATURE ON FOLLOWING PAGE]

Exhibit D

IN WITNESS WHEREOF, Grantor has executed this deed and Grantee has accepted this Special Warranty Deed as of _________ __ 2010.

GRANTOR:

INTEGRA BANK NATIONAL ASSOCIATION

By:

Name:

Title:

STATE OF	)
) SS:
COUNTY OF	)

Before me, a Notary Public in and for said County and State, personally appeared _______________________, _______________ of __________, who acknowledged the execution of the foregoing Special Warranty Deed on behalf of said __________.

Witness my hand and Notarial Seal this ___ day of __________, 20__.

(signature)

(printed name)	Notary Public

My Commission Expires:__________	County of Residence:___________________

Grantee's address is and send
future real estate tax bills to:

I affirm under the penalties of perjury, that I have taken reasonable care to redact each Social Security Number in this document, unless required by law.  ____________________.

This instrument was prepared by:  _________________________________________________.

Exhibit D